Exhibit 99.1

NETLIST ADOPTS SHORT-TERM STOCKHOLDER RIGHTS AGREEMENT WITH AN INITIAL PURCHASE PRICE OF $6.56 PER RIGHT IN CONNECTION WITH PATENT INFRINGEMENT PROCEEDINGS AGAINST SK HYNIX

IRVINE, CALIFORNIA, April 17, 2017 - Netlist, Inc. (NASDAQ: NLST) (“Netlist” or the “Company”), today announced that its Board of Directors has adopted a short-term stockholder rights agreement (the “Rights Agreement”) under which its stockholders will receive a dividend in the form of preferred stock purchase rights (the “Rights”). The Board of Directors adopted the Rights Agreement in connection with the Company’s ongoing patent infringement proceedings against SK hynix Inc., a South Korean-based memory semiconductor supplier, in the U.S. International Trade Commission and in the U.S. District Court for the Central District of California. All rights issued under the Rights Agreement will expire twelve months after the date of its adoption or, if earlier, upon the final resolution of the SK hynix proceedings.

C. K. Hong, Chairman of the Company’s Board of Directors, stated, “The purpose of this short-term rights agreement is to disconnect the Company’s current market capitalization from any potential damages calculations and settlement negotiations that may develop in connection with the Company’s patent infringement litigation against SK hynix. The Board of Directors feels it is important to guard against any coercive or unfair attempts to acquire the Company that may arise in connection with the SK hynix proceedings and to ensure that all stockholders have the opportunity to realize the long-term value of their investment in the Company.”

In general terms, the Rights restrict any person or group from acquiring beneficial ownership of 15% or more of the Company’s outstanding common stock (including, for these purposes, certain derivative securities) after the date of this announcement, which may block or render more difficult a merger, tender offer or other business combination or takeover attempt of the Company without the support of the Netlist Board of Directors.

Pursuant to the Rights Agreement, one Right will be distributed for each outstanding share of common stock held by stockholders of record as of the close of business on May 18, 2017.  Each Right entitles the holder to purchase a unit (each, a “Unit”) consisting of a fraction of a share of the Company’s Series A preferred stock having economic and voting rights similar to one share of the Company’s common stock. The Rights will become exercisable only if a person or group (subject to certain exceptions) acquires beneficial ownership of 15% or more of the Company’s common stock. In that situation, each holder of a Right (other than the person or group triggering the exercise of the Rights) will be entitled to purchase, at the then-current exercise price, a number of Units (and, in certain circumstances, other consideration) having a value of twice the exercise price of the Right (a 50% discount). Subject to adjustment as set forth in the Rights Agreement, the exercise price is $6.56 per Right, which equates to an aggregate market value of the Company’s outstanding securities, assuming full exercise or conversion of all outstanding derivative securities, of approximately $500 million.

Stockholders are not required to take any action to receive the distribution of their Rights. Until the Rights become exercisable, they will not be evidenced by separate certificates and will trade automatically with shares of the Company’s common stock. The adoption of the Rights Agreement will not be a taxable event and will not have any impact on the Company’s financial reporting.

BRG Valuation Services, LLC is serving as financial advisor and Morrison & Foerster LLP is serving as legal advisor to the Company in connection with the Rights Agreement.

Further information about the Rights Agreement can be found in the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 17, 2017 and in the “Summary of Rights” contained in the “Investors” section of the Company’s website, www.netlist.com.

About Netlist

Netlist is a leading provider of high-performance modular memory subsystems serving customers in diverse industries that require superior memory performance to empower critical business decisions. Flagship products NVvault® and EXPRESSvault® enable customers to accelerate data running through their servers and storage and reliably protect enterprise-level cache, metadata and log data by providing near instantaneous recovery in the event of a system failure or power outage. HybriDIMM™, Netlist’s next-generation storage class memory product, addresses the growing need for real-time analytics in Big Data applications and in-memory databases. The Company holds a portfolio of patents, many seminal, in the areas of hybrid memory, storage class memory, rank multiplication and load reduction. Netlist is part of the Russell Microcap® Index. To learn more, visit www.netlist.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical facts and often address future events or the future performance of the Company. Forward-looking statements contained in this news release include statements about the Company’s ongoing patent infringement proceedings against SK hynix, including litigation and settlement strategies, damages calculations and any connection or relationship between these matters and the Company’s market capitalization. All forward-looking statements reflect management’s present expectations regarding future events and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by any forward-looking statements. These risks, uncertainties and other factors include, among others: the status of the SK hynix proceedings and the timeliness in which they will progress; the status and progress of settlement negotiations in connection with these proceedings, if any such negotiations develop; SK hynix’s strategy, plan or approach with respect to these proceedings or any potential settlement thereof; risks relating to the Company’s business and general industry, economic, political and market conditions that may impact its market capitalization; risks associated with calculating damages in the context of patent infringement proceedings; uncertainties regarding the results of a settlement, adjudication or other resolution of these proceedings, if any, which may produce damages or settlement amounts that do not meet the Company’s expectations or may not be resolved in the Company’s favor at all; and other risks associated with litigation generally.  These and other risks and uncertainties are described in the Company’s annual report on Form 10-K filed on  March 31, 2017, and subsequent filings with the U.S. Securities and Exchange Commission it makes from time to time. Given these risks, uncertainties and other important factors, undue reliance should not be placed on these forward-looking statements. These forward-looking statements represent the Company’s estimates and assumptions only as of the date made, and except as required by law, the Company undertakes no obligation to revise or update any forward-looking statements for any reason.

For more information, please contact:

Investors/Media:

Brainerd Communicators, Inc.

Mike Smargiassi

NLST@braincomm.com

(212) 986-6667